Exhibit 10.6

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of April 7, 2022 (the “Effective Date”), by and between SCARE HOLDINGS, LLC, a Delaware limited liability company and Sollensys Corp, a Nevada corporation (collectively referred to herein as “Buyer”); and CRE Holdings, LLC, an Arkansas limited liability company, Terry Rothwell and George Benjamin Rothwell, each an individual resident of the State of Arkansas (collectively referred to herein as “Sellers,” and each may be referred to individually as a “Seller” and collectively with Buyer, “parties”),

WITNESSETH:

That for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers and Buyer agree as follows:

1. Sale of Property. Subject to the terms and conditions herein contained, Sellers agree to sell and Buyer agrees to purchase the following described land which is more particularly described on Exhibit A hereto, situated in Pulaski County, Arkansas:

Two (2) office buildings (the “Office Buildings”) and three (3) adjoining vacant lots located at 208--216 Atkins Road, Little Rock, Arkansas;

One (1) vacant commercial lot located at sw/c of Atkins Road and Markham Street, Little Rock, Arkansas.

One (1) condominium, 221 Chenal Woods, Little Rock, Arkansas; and

together with all rights, titles, and interests appurtenant thereto (collectively, “Land”), and including all buildings, improvements, structures, and fixtures located on the Land and all rights, titles, and interests appurtenant thereto (collectively, “Improvements” and together with the Land, “Property”).

2. Sale of Personal Property. In addition to the Property, subject to the terms and conditions herein contained, Sellers agree to sell and Buyer agrees to purchase all personal property owned by any Sellers and used in the operation of the Improvements and/or Property and located on the Property on the Effective Date including, but not limited to, all HVAC equipment, burglar alarms, signage, lighting systems, golf carts, automobiles, vans, office equipment, office pictures, model apartment furnishings (if applicable), office furnishings, common area furnishings, clubhouse furnishings, fitness equipment, landscaping tools and machinery, computer, fax, scanner and fax equipment, non-proprietary marketing materials and non-proprietary property management software (collectively, the “Personal Property”). The Personal Property shall be conveyed by bill of sale as provided herein.

3. Purchase Price. Subject to the terms and conditions herein contained, Buyer will pay THREE MILLION TWO HUNDRED NINETY FIVE THOUSAND AND NO/100 Dollars ($3,295,000.00) (“Purchase Price”) for the Property and Personal Property, payable to Seller in cash at Closing (defined herein) and allocated to the specific tracts as follows:

Office Buildings, 208--216 Atkins Rd. and middle lot 2B $1,650,000.00

Two (2) Vacant Lots 2D and 2E, and Atkins Rd and Markham lot $1,325,000.00 Condominium, $320,000.00.

Provided, further, however, that in the event Closing does not occur on or before June 30, 2022, beginning July 1, 2022, Buyer shall assume tenants’ obligations under the Leases described in paragraph 16(n) below and in addition Buyer shall be obligated to pay Seller a monthly rent payment of $50,000.00 per month in addition to the then current monthly rent in the Leases described in paragraph 16(n) below and the terms of the Leases described in paragraph 16(n) below shall be extended until the earlier of the Closing or the 20th anniversary date of this Agreement. To be clear, Buyer is obligated to either purchase the Property or Lease the Property, and if Closing does not occur by June 30, 2022, Buyer is obligated to Lease the Property and to make the additional rent payments prescribed herein for up to 20 years.

4. Earnest Money/Escrowed Funds. No Earnest Money is required.

5. Audited Financial Statements. The Parties acknowledge that, pursuant to the Exchange Act, Buyer is required to file a Form 8-K within 75 days of the Closing, containing financial statements for the Properties, which have been audited by a Public Company Accounting Oversight Board-registered auditor for the years 2019 and 2020, and which have been reviewed for any interim period of 2021 (the “Audited Financial Statements”). Prior to the Closing, the Parties will reasonably cooperate to complete the Audited Financial Statements, and to obtain the consent of such auditor to the inclusion of its statements in SEC public filings, and cause the same to be filed with the SEC. The costs of the Audited Financial Statements will be paid by the Buyer.

6. Conveyance. At Closing, (i) conveyance of the Land, Improvements and Property shall be made by Seller to Buyer, or as directed by Buyer, by general warranty deed (“General Warranty Deed”) and (ii) conveyance of the Personal Property shall be made by Seller to Buyer by bill of sale (“Bill of Sale”). Sellers warrant and represent that immediately prior to Closing Sellers have peaceable possession of the Property and Personal Property, including all improvements and fixtures thereon, and the legal authority and capacity to convey the Property and Personal Property by a good and sufficient general warranty deed and bill of sale, respectively, free from any liens, leaseholds or other interests. Notwithstanding the foregoing, any item of Personal Property that is a vehicle required to be registered with the Arkansas Department of Motor Vehicles shall be conveyed by its own bill of sale from Sellers to Buyer at Closing.

7. Title Insurance. Within ten (10) days of the Effective Date, Sellers, at Sellers’ sole cost and expense, shall furnish to Buyer a current commitment (“Commitment”) for an American Land Title Association (ALTA) owner’s title insurance policy (“Title Policy”) in the amount of the Purchase Price issued by Standard Abstract & Title Company, Inc., Little Rock, Arkansas (“Title Company”). If the Commitment shows special exceptions to title or standard exceptions contained in the Commitment form, and any of those special and/or standard exceptions relate to restrictions, conditions, defects or other matters which would, as determined by Buyer, in Buyer’s sole discretion, interfere with Buyer’s use or adversely affect the value of the Property, then within five (5) days of delivery of the Commitment, Buyer shall deliver written notice thereof to Sellers. Such notice shall state specifically those exceptions to which Buyer objects, which may include standard exceptions. All objections not specifically enumerated within such a timely delivered notice shall be deemed to be waived by Buyer. Within ten (10) days of Buyer’s delivery of such notice of objections to Sellers, Sellers may cure such objections or have the exceptions waived or removed from the Commitment by Title Company. If, within such ten (10) day period, Sellers fail to cure and/or have waived such objections and exceptions, or within such period, Sellers deliver written notice to Buyer that Sellers will not so cure, then, within five (5) days from delivery of such notice from Sellers or the end of the period within which Sellers may cure (whichever is applicable), Buyer shall have the option to:

(a)	Terminate this Agreement by delivering written notice thereof and the Termination Fee (defined herein) to Sellers; or

(b)	Purchase the Property subject to such objections and exceptions with no reduction in the Purchase Price; or

(c)	Agree to extend Closing for thirty (30) days to give Sellers additional time to cure such objections.

If Buyer fails to deliver notice of termination or grant an extension of Closing within the aforesaid period, the objections shall be deemed waived and the transactions contemplated herein shall close on the Closing date, as hereinafter set forth. Sellers shall furnish the Title Policy issued by Title Company as soon as practicable after Closing, and Sellers shall pay the premium for the Title Policy (together with the cost of any endorsements thereto).

8. Survey; Reports. Within ten (10) days after the Effective Date, Sellers shall deliver to Buyer the most recent survey of the Property, title reports, soils reports, environmental reports, leases, vendor agreements, roof reports and warranties, HVAC inspections, and any other third-party reports, all to the extent in any Seller’s possession or control. At Buyer’s election within thirty (30) days after the Effective Date, Buyer may elect at its expense obtain an updated ALTA/NSPS survey of the Property prepared by surveyors acceptable to Buyer (the “Survey”).

9. Inspection. Sellers acknowledge that to enable Buyer to proceed with the purchase contemplated herein (defined herein) Buyer must undertake or cause to have undertaken certain tests and studies, including but not limited to engineering studies (hereinafter collectively referred to as “Test and Studies”) in which to determine whether, in Buyer’s sole discretion, it would be feasible, economically or otherwise, to go forward with Buyer’s acquisition of the Property and Personal Property. Buyer shall therefore have thirty (30) days after the Effective Date (herein, the “Investigation Period”), in which to undertake any Tests and Studies which Buyer, in its sole discretion, deems necessary to determine the feasibility of its acquisition. Sellers agree to reasonably cooperate in connection with the foregoing and Buyer, its agents, employees, representatives, or contractors shall be provided promptly, upon request, such information as shall be reasonably necessary to examine the Property and Personal Property and the condition thereof and as shall be in the possession of any Seller or reasonably obtainable by any Seller.

Upon reasonable prior notice to any Seller, Buyer and its agents, contractors or employees shall have the right to enter upon the Property for the purpose of performing its Tests and Studies, provided said activities shall not be physically invasive in any manner nor in any way permanently damage the Property. Buyer shall indemnify and hold Sellers harmless from any and all liabilities, claims and damages (including costs and reasonable attorneys’ fees) arising out of its rights hereunder.

10. AS IS. In the event Closing occurs, Buyer is purchasing the Property and Personal Property AS IS.

11. Prorations. All taxes, special assessments, and utilities due on or before Closing shall be paid by Sellers. All current taxes, special assessments, and utilities shall be prorated at Closing.

12. Closing. Closing of the purchase herein contemplated (“Closing”) shall occur on the earlier of June 30, 2022,or within five (5) days after all contingencies in Section 16 are either waived by Buyer or expire (the actual date of the Closing is referred to herein as the “Closing Date”). Unless otherwise agreed by Buyer and Sellers, Closing costs shall be paid by the respective parties as indicated below:

Seller:	Title commitment, examination or search fees,
Premium for Owner’s Title Policy,
IRS notification form,
Preparation of conveyance documents,
One-half of Title Company’s closing fees,
One-half of Title Company’s escrow fees,
Documentary stamps not paid by Buyer, and
Other charges customarily paid by Seller.

Buyer:	Premium for Mortgagee’s Loan Policy, if any,
Premium for any title policy endorsements,
Recording fees,
Preparation of loan documents, if any,
One-half of Title Company’s closing fees,
One-half of Title Company’s escrow fees,
$5,000.00 of documentary stamps, and
Other charges customarily paid by Buyer.

13. Possession. Possession of the Property and Personal Property shall be delivered to Buyer at Closing.

14. Risk of Loss. All risk of loss or damage to the Property and Personal Property by fire or other casualty shall remain with Sellers prior to Closing; provided, however, that if prior to Closing, any portion of the Improvements shall be destroyed by fire or other casualty, or if prior to Closing, any portion of the Property shall be condemned or taken by eminent domain, then either Sellers or Buyer may elect to cancel and terminate this Agreement by giving the other party written notice of such election, and in such event, Sellers and Buyer shall be relieved and discharged of all further rights, duties, obligations, and liabilities hereunder.

15. Termite Control Requirements. Sellers agree to reasonably cooperate with Buyer to cause, at Sellers’ sole cost and expense, the transfer to Buyer of all Seller’s rights and interests, if any, in any termite service agreement, if any, which is presently in effect and concerning the Property and/or Personal Property.

16. Covenants, Warranties and Representations. Sellers, jointly and severally, expressly covenant, warrant and represent the following matters to Buyer:

(a) Maintenance and Property Condition. Between the date hereof and the Closing, Sellers shall continue their present maintenance and repair programs and procedures so as to maintain the structural, electrical, HVAC, mechanical, plumbing, roof and other component parts of the Improvements located on the Property in their condition as of the Effective Date, normal wear and tear excepted.

(b) Title and Condition. Immediately prior to Closing, Sellers have good, insurable title to the Property subject only to the Permitted Exceptions. Immediately prior to Closing, Sellers have good title to the Personal Property. Immediately prior to Closing, no work has been performed or is in progress upon, and no materials have been furnished to, the Property or any part thereof, which could give rise to any mechanic’s, material or other liens against the Property on or after the Closing Date. The Personal Property is in good working order subject to normal wear and tear.

(c) Adverse Information. Sellers have not received any notices from the City of Little Rock, County of Pulaski or any other governmental municipality or agency, nor any insurance company, of any defects or inadequacies in the Property or any Improvements which would materially and adversely affect the insurability of the Property or the Improvements or the premiums for the insurance on the Property, nor create a lien, penalty or fine for any unremedied condition.

(d) Compliance With Laws. Sellers have not received notice of any violation of any applicable laws, ordinances, regulations, statutes, rules, conditions, agreements, declarations and restrictions pertaining to and affecting the Property.

(e) No Condemnation Pending or Threatened. To each Seller’s actual knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Property.

(f) Authorization. CRE is an Arkansas limited liability company and in good standing under the laws of the state of Arkansas. Sellers have the power and authority to execute and deliver this Agreement, the General Warranty Deed, the Bill of Sale and all other instruments to be executed and delivered by Sellers in connection herewith, and to perform all of their obligations hereunder.

(g) Zoning. No Seller has initiated any proceedings to change the present zoning classification or land use plan or the conditions applicable thereto, and Sellers are unaware of any violation of the present zoning classification and land use of the Property.

(h) Parties in Possession. Except for matters described in the Permitted Exceptions, there are no parties in possession of any portion of the Property.

(i) No Assessments. There are no unpaid assessments against the Property (except real estate taxes for the calendar year of 2021 and subsequent years, which are not yet due and payable). There are no unpaid property taxes pertaining to the Property or any unpaid business personal property tax pertaining to the Personal Property.

(j) Utilities. The Property is served by municipal water and sewer service, and electric is provided by a public utility provider.

(k) Insolvency. No Seller has filed any case, proceeding or petition, nor has any case, proceeding or petition been filed against any Seller, claiming bankruptcy or insolvency or for reorganization, or for the appointment of a receiver, custodian or trustee, or for the arrangement of debts, or under any state or federal statute relating to debtor protection or insolvency, nor has any Seller or the Property been the subject of any such action, or to any Seller’s knowledge, has such action been threatened by or against any Seller.

(l) Litigation. To each Sellers’ actual knowledge, there are no legal actions, suits or other legal or administrative proceedings, including condemnation or similar cases or proceedings, pending or threatened, against the Property, or against Sellers and affecting the Property, other than eviction actions without counterclaim from any tenant and that certain matter captioned George Rothwell v. Terry Rothwell, in the Circuit Court of the Sixteenth Judicial District of the State of Arkansas, No. 12DR-20-110 (the “Divorce Proceeding”).

(m) Environmental. Except as may be disclosed in any environmental report provided by Sellers to Buyer, to each Seller’s actual knowledge, there is no Hazardous Substances (defined herein) or materials located on, in or upon the Property (other than cleaning supplies and other materials used in the normal course of business by Sellers on the Property in accordance with applicable laws). “Hazardous Substances” means (i) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them; (ii) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite, and/or actinolite, whether friable or non-friable; (v) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids; (vi) radon; (vii) any other hazardous or radioactive substance, material, pollutant, contaminant, or waste; and (viii) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring, or remediation.

(n) Leases. The Office Buildings are leased (collectively, the “Leases”) to Celerit Corporation, an Arkansas corporation (“Celerit Corporation”), and Celerit Solutions Corporation, an Arkansas corporation (“Celerit Solutions”). Except for such Leases of the Office Building, none of the Property or Personal Property is leased. Sellers shall fully terminate the Leases on or prior to Closing.

(o) Survival of Representations and Warranties and Covenants and Agreements. The representations and warranties of Sellers as set forth herein shall be true and correct as of the date of Closing and shall survive the Closing of this transaction for a period of two (2) years after Closing. The covenants and agreements of the parties contained herein shall survive the Closing for a period of five (5) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim arising out of or in connection with this Agreement must be brought, if at all, within five (5) years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

The foregoing covenants, representations and warranties of Sellers are true and correct as of the date hereof and shall be in full force and effect and deemed to have been automatically reaffirmed and restated by Sellers in their entirety as of the date and time of Closing.

17. Operation of Property. During the period between the Effective Date and the Closing, Sellers shall:

(a) Comply with all state and municipal laws, ordinances, regulations and orders relating to the Properties;

(b) Comply with all the terms, conditions and provisions of the Leases;

(c) Without the prior written approval of Buyer, neither negotiate nor enter into any new service contract or modify any existing service contract affecting the use or operation of the Properties which cannot be terminated without charge, cost, penalty or premium on or before the Closing;

(d) Operate, manage and maintain the Property in the same manner as it has in the past and keep the Property and Personal Property in the condition it exists on the Effective Date, normal wear and tear and casualty excepted;

(e) Promptly notify Buyer in writing if any material change occurs in the occupancy or conditions affecting the Property;

(f) Provide Buyer and its representatives and agents reasonable access (subject to the rights of Tenants), during normal business hours, to the Property and to Sellers’ books and records relating to the operation of the Property.

18. Buyer Closing Contingencies. The obligations of Buyer to consummate the Closing are subject to the satisfaction, or waiver by Buyer in its sole discretion, as of and on the Closing Date, of the following conditions:

(a) Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by the each of the Sellers shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality, each of which shall be true and correct in all respects, in each case, as of the Closing Date as if made on such date, and the Sellers shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by the Sellers prior to or at the Closing.

(b) Due Diligence Review. Buyer shall have completed its due diligence review and examination of the Property and Personal Property pursuant to the rights of inspection and objection to title, Survey and the Inspection Period as provided herein, to its satisfaction in its sole discretion.

(c) No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of transactions contemplated herein, other than the order of the Court approving the transactions herein in the Divorce Proceeding, and Buyer shall have obtained the approval of any governmental authorities as required in order to consummate the transactions contemplated herein.

(d) Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or required for the Closing to occur, or for the continued operation of the Property after the Closing Date on the basis as presently operated, shall have been obtained, and the approvals of the Sellers with respect to this Agreement and the transaction contemplated herein shall be remaining in full force and effect.

(e) Properties. The Property and Personal Property shall be free and clear of all Liens, except as otherwise provided in this Agreement, all contractors, suppliers, and others who have performed services or labor or have supplied materials in connection with Sellers’ development, ownership, or management of any Property have been paid in full, and all liens arising therefrom have been or by Closing will be satisfied and released or affirmatively insured over by the Title Company.

(f) Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against any Party which would prevent the consummation of the transactions contemplated herein.

(g) No Material Adverse Effect. Between the Effective Date and the Closing Date, there shall not have been any Material Adverse Effect.

(h) Merger. The transactions pursuant to the Merger Agreement, by and among (i) Buyer; (ii) S-CC Merger Sub, Inc., an Arkansas corporation and a wholly owned subsidiary of Buyer; (iii) S-Solutions Merger Sub, Inc., an Arkansas corporation and a wholly owned subsidiary of Buyer; (iv) Celerit Corporation; (v) Celerit Solutions; and (iv) Terry Rothwell, dated as of the Effective Date (the “Merger Transactions”) shall have been consummated.

(i) Audited Financial Statements. The Audited Financial Statements shall have been completed and shall be cleared for inclusion by all necessary parties on the Form 8-K to be filed by Buyer following the Closing, and any and all costs related thereto shall be paid by Sollensys.

19. Brokers. Buyer and Sellers each hereby represent and warrant to the other that their sole contact with the other or with the Property has been made without the assistance of any broker or other third party. Buyer and Sellers each agrees to save and hold the other free and harmless from any claim, cost or expense, including reasonable attorneys’ fees, for or in connection with any claims for commissions or compensation claimed or asserted in connection with the transactions contemplated herein by any broker or other third party claiming by, through, or under the indemnifying party.

20. Notices. All notices, demands, instructions, and other communications required or permitted to be given to or made upon any party shall be in writing and personally delivered, or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or another reputable courier delivery service, or by telecopier to the respective parties at their respective addresses (or to their respective telecopier numbers) indicated below:

(a)	If to Sellers:

CRE HOLDINGS, LLC
425 W. Capital Avenue, Suite 3700
Little Rock, Arkansas 72201
Attn: Cal McCastlain
Email Address:

TERRY ROTHWELL

Email Address:

GEORGE ROTHWELL

Email Address:

(b)	If to Buyer:

Email Address:

at such other address, telecopier number, or email address as shall be designated by a party in a notice which complies with the terms of this Section. All such notices, demands, instructions, and other communications shall be deemed given and effective for purposes of this agreement on the day any such writing is delivered.

21. Attorney’s Fees and Costs. Each of the parties shall bear all its own attorney’s fees, costs, and expenses arising in connection with the negotiation, preparation, execution, and consummation of this Agreement.

22. 1031 Exchange. The parties hereby acknowledge that either party may effectuate an exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Each party hereby agrees to reasonably cooperate with the other party so as to effectuate a deferred exchange under Section 1031 of the Code. The exchanging party hereby warrants and agrees to defend, hold harmless and indemnify the cooperating from any cost, liability or cause of action arising in connection with the deferred exchange. The indemnity contained in this section shall survive the Closing.

23. Agreement Jointly Drafted. This Agreement and all of its terms have been mutually and jointly drafted by all of the parties and shall not interpreted either for or against any of the parties.

24. Individual Authority Warranted. Each person executing this Agreement on behalf of a corporation, partnership, limited liability company, trust, or other legal entity represents and warrants, on behalf of himself and said corporation, partnership, limited liability company, trust, or other legal entity, that he is duly and fully authorized to do so for and on behalf of such undersigned entity.

25. No Merger. All the terms, covenants, representations, warranties, and agreements, if any, contained in this Agreement shall survive Closing and shall not merge into the General Warranty Deed.

26. Binding Effect and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the parties, and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

27. Governing Law. The substantive laws of the State of Arkansas shall govern the validity, construction, and enforcement of this Agreement for all purposes, without regard to principles of conflicts of law.

28. Further Assurances. At Closing, Buyer and Sellers shall each execute, acknowledge, and/or deliver such other and additional documents as may be reasonably required by Title Company, including, without limitation, (i) evidence authority and authorization to enter into and consummate the transaction contemplated hereby, and (ii) an original executed closing statement.

29. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement which shall be binding on all of the parties, notwithstanding that all of the parties are not signatory to the same counterpart.

30. Electronic, Facsimile Signatures. Electronic (PDF or similar format) or facsimile signatures hereon shall be sufficient to bind the parties.

31. Captions. All captions, titles, and headings to articles, sections, subsections, paragraphs, and other divisions of this Agreement are for the convenience of reference only and shall in no way be construed to modify, explain, enlarge, restrict, or affect the construction or interpretation of this Agreement.

32. Modification and Waiver. No modification, amendment, or waiver of any of the provisions of this Agreement, and no consent to any departure therefrom, shall be effective unless such modification, amendment, waiver, or consent shall be in writing and signed by all of the parties hereto.

33. Entire Agreement. This Agreement, together with all exhibits, instruments, certificates, documents, and other writings attached hereto or referred to herein, constitutes the entire agreement and understanding of the parties as to the matters covered hereby and supersedes all prior statements, agreements and understandings, whether written or oral, with respect to such matters. The parties agree that there are no oral agreements, understandings, representations or warranties which are not expressly set forth herein.

34. Time of the Essence. The time of fulfilling the obligations hereunder and keeping the agreements made herein is specifically made of the essence of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

Scare holdings, LLC, a Delaware limited liability company

By:	/s/ Anthony Nolte

Sollensys Corp, a Nevada corporation

BY:	/s/ Donald Beavers

SELLER:

CRE Holdings, LLC, an Arkansas limited liability company

By:	/s/ Terry Rothwell
Terry Rothwell, Managing Member

/s/ George Benjamin Rothwell
George Benjamin Rothwell, Member

/s/ Terry Rothwell
Terry Rothwell, Individually

/s/ George Benjamin Rothwell
George Benjamin Rothwell, Individually